Exhibit 99.1

                     NEWS STORY FOR COMMONWEALTH BANKSHARES

                                January 17, 2007

  COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES A 20% INCREASE IN THEIR
                             QUARTERLY CASH DIVIDEND

Norfolk, VA, January 17 / PRNewswire-FirstCall/ -- The directors of Commonwealth Bankshares, Inc. (NASDAQ: CWBS) declared a quarterly cash dividend in the amount of $0.06 per share on its common stock, payable February 28, 2007, to shareholders of record as of February 19, 2007. This is the first quarterly dividend declared in 2007 for an increase of 20.7% over the $0.05 per share dividend declared in the previous quarter. Total dividends paid in 2006 were $0.1991 per share up 14.6% from the total dividends of $0.1736 per share paid in 2005. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

Holders of stock may have their quarterly dividends automatically reinvested in additional shares of the Company's common stock by utilizing the Dividend Reinvestment Plan. Shares of common stock purchased through the Dividend Reinvestment Plan with reinvested dividends will be 95% of the market price.

Shareholders participating in the Stock Purchase Plan may also make voluntary cash contributions not to exceed $20,000 per quarter. These shares are issued at market value, without incurring brokerage commissions. In addition, shareholders also have the option of having their cash dividends deposited directly into an account with Bank of the Commonwealth.

Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has eleven bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage and investment related services through its new subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com

*Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.